January 3, 2003

Mr. Chip Brewer
Adams Golf, Ltd.
2801 East Plano Parkway
Plano, Texas 75074

RE: Loan and Security Agreement dated as of March 27, 2001 (the “Loan Agreement”) between General Electric Capital Corporation, as lender (“Lender”), and Adams Golf, Ltd. as borrower (the “Borrower”)

Dear Mr. Brewer:

This is to confirm our recent telephone conversations during which Lender and Borrower agreed that it would be mutually beneficial to terminate their respective obligations under the Loan Agreement.

Lender hereby confirms that as of the date of this letter, all Obligations (as defined in the Loan Agreement) of Borrower under the Loan Agreement have been paid in full.  Upon receipt by Lender of a copy of this letter signed by the Borrower acknowledging that any and all commitments of Lender under the Loan Agreement have been terminated, (a) all of the Lender’s security interests in, security titles to and other liens on the collateral pledged to Lender by Borrower to secure the Obligations (the “Collateral”) will be automatically terminated and released, and (b) the Lender will execute, or authorize the filing of (as applicable law may require) any and all Uniform Commercial Code financing statement terminations, mortgage releases and other such lien release documents as the Borrower or the Buyer may request in order to evidence or otherwise give public notice of such collateral terminations and releases related to the Collateral (provided, however, that any and all such termination statements, mortgage releases and other such documents shall be prepared and recorded at the Borrower’s expense).  Lender hereby further confirms that notwithstanding any contrary provision of the Loan Agreement, Borrower shall not be obligated to pay any Prepayment Fee (as defined in the Loan Agreement) or similar early termination fee as a result of the agreement by the parties to terminate the Loan Agreement.

For and in consideration of the Lender’s agreements and waivers contained herein, Borrower hereby forever releases and discharges the Lender, its officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Released Parties”) from any and all claims, causes of action and damages of any nature whatsoever, known or unknown, which such person or entity ever had, now has or might hereafter have against the Lender which relates, directly or indirectly, to the Loan Agreement or the transactions related thereto.

Lender hereby requests that Borrower acknowledge its receipt and acceptance of and agreement to the terms and conditions set forth in this letter by signing a copy of it in the appropriate space indicated below and returning it to Lender.  This letter shall not become effective unless and until it is so accepted and agreed to by Borrower and returned to Lender.  Delivery of a photocopy or telecopy of an executed counterpart of this letter shall be effective as delivery of a manually executed original counterpart of this letter.

Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION

By: /S/ VINCENT DONAHUE
Name: Vincent Donahue

Title: Duly Authorized Signatory

The undersigned hereby acknowledges its receipt and acceptance of and agreement to the terms and conditions of this letter:

ADAMS GOLF LTD.

By: /S/ OLIVER G. BREWER

Name: Oliver G. Brewer

Title: CEO